Exhibit 99

Strong Growth Reported by The McGraw-Hill Companies
Achieves Earnings Per Share of $3.92 for 2004 and $0.98 for Fourth Quarter

          NEW YORK, Jan. 25 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share from continuing operations for 2004 of $3.92, a 9.5% increase over the same period in 2003.

          The 2004 results include a non-cash benefit of $20 million, or 10 cents per share, of accrued tax liabilities following the completion of various federal, state, local and foreign audits.

          The 2003 earnings per share of $3.58 included an after-tax gain of $0.30 from the sale of real estate.

          Net income for 2004 increased 9.9% to $755.8 million compared to $687.7 million in 2003, which includes a $57.2 million gain and a $57.3 million loss on the dispositions of ComStock and the juvenile retail publishing business, respectively.

          Revenue in 2004 increased 7.4% to $5.3 billion.

          The Corporation also reclassified revenue in accordance with Emerging Issues Task Force Issue 00-10, “Accounting for Shipping and Handling Fees and Costs.”  As a result of the reclassification for 2004 and 2003, McGraw-Hill Education’s reported revenue increased $62.5 million in 2004 and $62.5 million in 2003.

          For the fourth quarter of 2004, diluted earnings per share from continuing operations were $0.98.  Diluted earnings per share of $1.12 in 2003 include an after-tax gain of $0.30 from the sale of real estate.

          Net income for the fourth quarter of 2004 was $190.0 million.

          Revenue for the fourth quarter of 2004 increased 10.6% to $1.4 billion.

          “Standard & Poor’s completed the best year in its history with a record fourth quarter performance,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.  “The fourth quarter was also the biggest and most profitable of the year for our Information and Media Services segment -- the result of an improvement in advertising.  In McGraw- Hill Education, there were gains in college and university markets.  We also benefited from rigorous cost controls.  As a result, our operating margin for the fourth quarter of 2004 expanded to 24.6%, up from 22.2% last year.

          Education:  “Revenue for this segment in 2004 increased 2.0% to $2.4 billion while operating profit grew by 5.7% to $340.1 million compared to 2003.  The operating margin was 14.2%, up from 13.7% in 2003.

          “In the fourth quarter, revenue for the segment increased 4.9% to $529.3 million.  Operating profit declined by 28.6% to $28.6 million compared to 2003 mainly due to an increase in selling and marketing costs in preparation for major new opportunities in the elementary-high school market in 2005.

          “Favorable foreign exchange rates contributed $4.3 million to growth in revenue and $0.9 million to operating profit in the fourth quarter.

          “The McGraw-Hill Higher Education, Professional and International Group’s revenue grew by 4.8% to $1.1 billion in 2004 and by 2.1% to $312.8 million in the fourth quarter compared to 2003.

          “The McGraw-Hill School Education Group’s revenue was down 0.3% to $1.3 billion in 2004 and up 9.1% to $216.5 million in the fourth quarter compared to 2003.

          “An increase in December orders for second semester classes helped the Higher Education, Professional and International Group gain share in the U.S. college and university market in 2004.  All our major imprints -- Business and Economics; Humanities; Social Science and Language; Science Engineering and Math -- grew in 2004.  Best-sellers included:

* McConnell, Economics, 16th edition
* Nickels, Understanding Business, 7th edition
* Knorre, Puntos de Partida, 7th edition
* Lucas, The Art of Public Speaking, 8th edition

          “Higher education titles and the 16th edition of Harrison’s Principles of Internal Medicine contributed to growth overseas, but professional markets reflected the continuing worldwide decline in computer titles.

          “In the fourth quarter, orders of math, reading, and science helped produce the McGraw-Hill School Education Group’s best quarterly revenue increase of the year.  But a 30% decline in the new state adoption market to $530 million made year-over-year comparisons more difficult for the McGraw- Hill School Education Group in 2004.  K-12 mathematics was the biggest new state adoption opportunity in 2004 and despite a soft performance by our basal program in the elementary market, we captured 37% of the available dollars.

          “We had solid growth in the third year of the California reading adoption, which was stimulated, in part, by new Reading First funding.  We benefited all year from Reading First, a key program created as part of the No Child Left Behind Act to ensure children can read at or above grade-level by the end of the third grade.

          “The No Child Left Behind Act is also changing and expanding the testing market.  In preparation for the start of annual mandatory testing in grades three through eight in reading and math in the 2005-06 school year, states are seeking more customized tests to meet specific requirements.  As a result, our fourth quarter was impacted by decreased demand for standardized off-the-shelf tests and delays in newly-won custom business.  The acquisition of The Grow Network enabled us to benefit from an increase in the reporting market in the fourth quarter.

          Financial Services:  “For 2004, revenue in the segment grew by 16.2% to $2.1 billion and operating profit increased by 25.7% to $839.4 million compared to 2003.  The operating margin increased to 40.8% from 37.7%.

          “In the fourth quarter, revenue for the segment grew by 19.6% to $591.4 million while operating profit increased 39% to $249.3 million.  Foreign exchange rates contributed $7.7 million to growth in revenue and had no material impact on operating profit in the fourth quarter.

          “The record fourth quarter reflects our performance in global public debt and U.S. equity markets, the result of the growing geographic and product diversity we have achieved in recent years.  International ratings grew even faster than domestic services all year, producing more than 35% of ratings revenue in 2004.  Products and services that are not tied to new issuance - bank loan ratings, rating evaluation services, counterparty credit ratings - also grew faster than traditional ratings in the fourth quarter and now represent approximately 21% of ratings revenue.

          “Structured finance was a key global driver in 2004 with virtually all asset classes showing improvement.  U.S. residential mortgage-backed securities issuance again surged in the fourth quarter as this market set a new record for the second year in a row.

          “Corporate finance, asset-backed securities and public finance markets were soft in the fourth quarter.

          “New issue dollar volume rose in the U.S. bond market, but was up very modestly in Europe in the fourth quarter compared to the same period last year, according to Securities Data Corporation and Harrison Scott Publications.

          “In the U.S., new issue dollar volume increased 19.0%, driven by a 53.0% gain in the issuance of mortgage-backed securities over the comparable quarter in 2003.  Corporate issuance declined 2.2%.  Public finance was down 9.1%. Asset-backed issuance was off 15.9%.

          “In Europe, new issue dollar volume was up 5.5%.

          “We continued to benefit from the growth of assets under management in exchange-traded funds based on Standard & Poor’s indexes.  At the end of December, these assets had grown to $113.7 billion, a 42.5% increase over the comparable quarter in 2003.  In the fourth quarter, there also was an increase in the average daily volume of derivative contracts based on S&P indexes traded at the Chicago Mercantile Exchange and the Chicago Board Options Exchange.

          “The sale of independent equity research to participants in the Global Research Settlement and to non-settlement firms in the U.S. and overseas contributed to growth in the fourth quarter.  An increase in merger and acquisition activity helped produce a pickup for valuation services in the fourth quarter.

          Information and Media Services:  “Revenue for this segment in 2004 increased 3.5% to $799.7 million and operating profit grew by 8.6% to $119.3 million compared to 2003.  The operating margin was 14.9%, up from 14.2% in 2003.

          “In the fourth quarter, revenue for the segment rose 3.7% to $241.1 million while operating profit increased by 6.3% to $57.0 million.  Foreign exchange rates had an immaterial effect on revenue, but reduced operating profit by $800,000 in the fourth quarter.

          “Improvement in advertising contributed to fourth quarter gains in both the Broadcasting Group and in the Business-to-Business Group.

          “Political advertising was a key factor in our television markets (Denver, Indianapolis, San Diego and Bakersfield) as the Broadcasting Group’s fourth quarter revenue grew by 23.3% to $34.3 million compared to the same period last year.  For 2004, the Broadcasting Group’s revenue was up 10.7% to $114.1 million compared to 2003.

          “Revenue for the Business-to-Business Group, which includes BusinessWeek, construction, energy, and healthcare products and services, increased 1.0% to

$206.8 million in the fourth quarter compared to the same period last year. For 2004, revenue for the Business-to-Business Group grew by 2.4% to $685.7 million compared to 2003.

          “Advertising pages for BusinessWeek’s North American edition were up 4.2% in 2004, according to the Publisher’s Information Bureau (PIB).  There was one less issue in 2004 than in 2003, according to PIB, but the same number of issues in both years for revenue recognition.

          “In the construction market, The McGraw-Hill Construction Network continued to add to its subscriber base.  Architectural Record produced the best advertising results in its 113-year history.  Sales of Sweets’ files declined in the fourth quarter.

          “Volatility in oil and natural gas prices continues to drive demand in the energy market.

          The outlook:  “For 2005, we expect another year of double-digit growth in earnings per share from continuing operations.  That now includes 10-12 cents of dilution from acquisitions last year and changes in pension plan assumptions for 2005, but it excludes the 2004 non-cash benefit of 10 cents per share from accrued tax liabilities and a change in accounting for share-based compensation effective July 1, 2005.”

          Conference Call Schedule: The Corporation’s senior management will review the fourth quarter 2004 earnings results on a conference call scheduled for this morning, January 25th, at 8:30 AM Eastern Time.  This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Management Commentary page of the Investor Relations section of the Corporation’s website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:15 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 673-9805; international participants may call +1 (773) 756-4711 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the 4Q Earnings button. At the next screen, select the Webcast link under Listening Options. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Management Commentary archive several hours after the end of the call and a Webcast replay will be available until February 1, 2005.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

          About The McGraw-Hill Companies:
          Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, BusinessWeek and McGraw-Hill Education. The Corporation has more than 280 offices in 37 countries. Sales in 2004 were $5.3 billion. Additional information is available at http://www.mcgraw-hill.com.

The McGraw-Hill Companies
Statements of Income
Periods ended December 31, 2004 and 2003

(in thousands, except per share data)

	Three Months			Twelve Months

(unaudited)	2004	2003	% Change	2004	2003	% Change

Revenue	$1,361,833	$1,231,615	10.6	$5,250,538	$4,890,320	7.4
Expenses, net	1,060,167	850,756	24.6	4,075,848	3,752,946	8.6

Income from operations	301,666	380,859	-20.8	1,174,690	1,137,374	3.3
Interest expense/(income)	20	(281)	N/M	5,785	7,097	-18.5

Income from continuing operations before taxes on income	301,646	381,140	-20.9	1,168,905	1,130,277	3.4
Provision for taxes on income	111,609	165,286	-32.5	412,495	442,466	-6.8

Income from continuing operations	$190,037	$215,854	-12.0	$756,410	$687,811	10.0

Discontinued operations:
Earnings/(loss) from operations of discontinued components	$—	$(78,809)	N/M	$(931)	$6,432	N/M
Income tax expense/(benefit)	—	(22,879)	N/M	(344)	6,593	N/M

Earnings/(loss) from discontinued operations	$—	$(55,930)	N/M	$(587)	$(161)	N/M

Net income	$190,037	$159,924	18.8	$755,823	$687,650	9.9

Earnings per common share:
Basic earnings per share:
Income from continuing operations	$1.00	$1.13	-11.5	$3.98	$3.61	10.2

Net income	$1.00	$0.84	19.0	$3.98	$3.61	10.2

Diluted earnings per share:
Income from continuing operations	$0.98	$1.12	-12.5	$3.92	$3.58	9.5

Net income	$0.98	$0.83	18.1	$3.92	$3.58	9.5

Dividend per common share	$0.30	$0.27	11.1	$1.20	$1.08	11.1

Average number of common shares outstanding:
Basic	189,635	190,714		189,844	190,492
Diluted	193,304	192,740		192,912	192,005
N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2004 and 2003

(dollars in thousands)

	Revenue			Operating Profit

(unaudited)	2004	2003	% Favorable (Unfavorable)	2004	2003		% Favorable (Unfavorable)

Three Months
McGraw-Hill Education (1)	$529,320	$504,741	4.9	$28,553	$39,986		(28.6)
Financial Services	591,382	494,308	19.6	249,332	179,431		39.0
Information and Media Services	241,131	232,566	3.7	57,013	53,611		6.3

Total operating segments	1,361,833	1,231,615	10.6	334,898	273,028		22.7
General corporate expense (2)	—	—	—	(33,232)	107,831		N/M
Interest (expense)/income	—	—	—	(20)	281		N/M

Total company	$1,361,833	$1,231,615	10.6	$301,646 *	$381,140	*	(20.9)

(dollars in thousands)

	Revenue			Operating Profit

(unaudited)	2004	2003	% Favorable (Unfavorable)	2004	2003		% Favorable (Unfavorable)

Twelve Months
McGraw-Hill Education (1)	$2,395,513	$2,348,624	2.0	$340,067	$321,751		5.7
Financial Services	2,055,288	1,769,093	16.2	839,398	667,597		25.7
Information and Media Services	799,737	772,603	3.5	119,313	109,841		8.6

Total operating segments	5,250,538	4,890,320	7.4	1,298,778	1,099,189		18.2
General corporate expense (2)	—	—	—	(124,088)	38,185		N/M
Interest expense	—	—	—	(5,785)	(7,097)		18.5

Total company	$5,250,538	$4,890,320	7.4	$1,168,905 *	$1,130,277	*	3.4

*	Income from continuing operations before taxes on income
N/M - not meaningful

(1)

The Company reclassified revenue in accordance with Emerging Issues Task Force Issue 00-10, “Accounting for Shipping and Handling Costs,” resulting in an increase in revenues of $8.3 million, $15.7 million, $27.0 million and $11.5 million in the first, second, third and fourth quarters of 2004, respectively and an increase in revenues of $10.2 million, $17.1 million, $25.9 million and $9.3 million in the first, second, third and fourth quarters of 2003, respectively.

(2)

The 2003 quarter and year-to-date results include a pre-tax gain from the sale of the Company’s equity investment in Rock-McGraw, Inc. of $131.3 million ($58.4 million after-tax gain, or 30 cents per diluted share).

Exhibit 2

SOURCE The McGraw-Hill Companies
-0-	01/25/2005

/CONTACT:	Media Relations Contacts:
Steven H. Weiss
Vice President, Corporate Communications
The McGraw-Hill Companies
(212) 512-2247 (office)
(917) 374-2024 (mobile)
(212) 580-2565 (home)
weissh@mcgraw-hill.com

Tom DiPiazza
Senior Director, Corporate Communications
(212) 512-4145 (office)
(917) 328-7582 (mobile)
tom_dipiazza@mcgraw-hill.com

Investor Relations Contact:
Donald S. Rubin
Senior Vice President, Investor Relations
The McGraw-Hill Companies
(212) 512-4321 (office)
(212) 512-3840 (fax)
donald_rubin@mcgraw-hill.com /

/Web site:	http://www.mcgraw-hill.com
http://www.mcgraw-hill.com/investor_relations /